Exhibit (J)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Ambassador Funds:

We consent to the references to our Firm under the headings “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
June 14, 2011